SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Enzo Biochem, Inc.

(Name of Registrant as Specified In Its Charter)

Harbert Discovery Fund, LP
Harbert Discovery Co-Investment Fund I, LP
Harbert Discovery Fund GP, LLC

Harbert Discovery Co-Investment Fund I GP, LLC

Harbert Fund Advisors, Inc.

Harbert Management Corporation

Jack Bryant

Kenan Lucas

Raymond Harbert

Fabian Blank

Peter J. Clemens, IV

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

ISS Recommends Shareholders Vote FOR the Election of Harbert Discovery Fund Nominee to Enzo Biochem Board

ISS Supports HDF’s “Compelling Case” for Change and Recommends Shareholders Vote on HDF’s Blue Proxy Card FOR the Election of Fabian Blank to the Enzo Board

Notes Enzo’s “History of Broken Promises”

Highlights Concerns Facing Enzo Including “Operational Deterioration,” “Substandard Corporate Governance,” and “Prolonged Absolute and Relative TSR Underperformance”

Follows Glass Lewis Also Supporting Case for Change at Enzo and Recommending for Both Harbert Nominees

HDF Urges Enzo Shareholders to Vote FOR HDF’s Highly-Qualified Independent Nominees Fabian Blank and Peter Clemens on the BLUE Proxy Card Today

Birmingham, AL, January 17, 2020 – Harbert Discovery Fund, LP and Harbert Discovery Co-Investment Fund I, LP (collectively “HDF”), the beneficial owners of more than 11.8% of the outstanding shares of Enzo Biochem, Inc. (NYSE: ENZ) (“Enzo” or the “Company”), today announced that a leading proxy advisory firm, Institutional Shareholder Services Inc. (“ISS”), has recommended that shareholders vote on the BLUE proxy card in support of HDF’s nominee, Fabian Blank.

In its report, ISS highlights the need for change at the Company and its track record of underperformance1:

•	“The dissident has made a compelling case that board change is warranted, as evidenced by operational deterioration, prolonged absolute and relative TSR underperformance, and substandard corporate governance.”

•	“[T]here are no clear signs of recovery in share price or operating performance to provide shareholders with confidence that the turnaround strategy is taking root or that the market has been receptive to its chances of success.”

•	“ENZ has a history of broken promises, as evidenced by the AmpiProbe development history.”

•	“ENZ has stated that it is a complicated business and shareholders may have a misunderstood view of the company. Nonetheless, the communication around the AmpiProbe development is indicative of an inability to clearly communicate with shareholders.”

ISS commented on Enzo’s corporate governance issues and the reactive nature of its recent actions:

•	“ENZ also missed the opportunity to enhance its governance structure in the immediate aftermath of the 2015 proxy contest, instead waiting until recently to appoint the first woman to its board, strengthen the lead independent director role, and propose a majority voting standard for uncontested director elections.”

______________________

1 Permission to quote ISS neither sought nor obtained. Emphasis Added.

•	“Although the board states that it has integrated shareholder feedback into its governance improvements, such feedback did not translate into changes until recently.”

The ISS report highlighted perplexing comments from Enzo nominee Dr. Bruce Hanna regarding CEO Elazar Rabbani, further calling into question the Board’s independence and judgement:

•	“When asked by ISS how he was recruited to the board in 2016, director Hanna replied that he has been familiar with ENZ for almost 40 years, having served as a consultant to ENZ in the late 1980's, and that he has been a longtime associate of CEO Rabbani.”

•	“Further, when discussing Rabbani's performance as CEO, Hanna offered significant praise, going so far as to liken Rabbani to Steve Jobs (despite the TSR and operational underperformance discussed above).”

•	“These factors raise doubts for shareholders about whether Hanna is sufficiently capable of challenging management.”

•	“There are also board independence concerns, including the combined CEO/chairman role, the fact that 40 percent of the board is non-independent, and the family and professional relationships between Rabbani, Weiner, and Hanna.”

ISS notes the benefits Fabian Blank’s experience and perspective would bring to the Board:

•	“Dissident nominee Blank seems qualified to contribute industry expertise and a fresh perspective which would be additive to the board and appears to be sufficient to prompt the board to address performance and oversight concerns.”

•	“He currently serves on the board of Georgia Healthcare Group plc (LSE:GHG), a similarly sized healthcare company to ENZ based in the Republic of Georgia, experience which would be additive to the board given that only one other ENZ director has public board experience.”

•	“Blank's experience in European and other international markets will fill an experience gap that was created when Bortz resigned in December 2019…”

•	“…Blank's understanding of family business dynamics, having served as a CEO of a family business, would be valuable to ENZ given the presence of Rabbani and Weiner as executive directors.”

ISS also recognizes the additive experience of Peter Clemens:

•	“… [F]rustrated shareholders who believe that additional urgency is needed given the company's poor performance and subpar governance may find that dissident nominee Clemens' qualifications could also be additive to the board in light of his experience as a CFO at two public healthcare companies (where he likely would have had to work directly with each company's board on a regular basis).”

Earlier this week, proxy advisory firm, Glass, Lewis & Co. (“Glass Lewis”) recommended shareholders vote for both HDF nominees. In its report, Glass Lewis concluded2:

•	“[W]e are ultimately inclined to conclude Harbert…submits the much stronger fundamental case.”

•	“Disconcertingly, investors hoping to see a bold response steeped in critical measures of operational progress have instead been greeted by what we consider to be a fairly loosely structured narrative functionally ripped from Enzo's last battle, including rehashed promises of pending value generation.”

______________________

2 Permission to quote Glass Lewis neither sought nor obtained. Emphasis added.

Kenan Lucas, Managing Director and Portfolio Manager of HDF, commented on the report: “While we are grateful for ISS’ support in our case for change at Enzo by recommending the election of Fabian Blank to the Board, we also urge shareholders to vote for Peter Clemens. We believe Pete brings operational expertise and business acumen that the Company clearly lacks and would be complementary to Fabian’s industry and public board experience. The addition of both Fabian and Pete’s voices in the boardroom is necessary to ensure change is truly enacted. We believe this is the first step to realizing value for Enzo’s shareholders and ending the pattern of sustained underperformance, poor corporate governance practices, and endless empty promises that has plagued the Company for decades.”

Now is the time to vote your shares. Vote on the BLUE proxy card FOR the election of Fabian Blank and Peter Clemens today.

Please visit our website at www.cureenzo.com to learn more.

Important Information about Participants in a Proxy Solicitation:

Harbert Discovery Fund, LP (“Harbert Discovery”), Harbert Discovery Fund GP, LLC (“Harbert Discovery GP”), Harbert Discovery Co-Investment Fund I, LP (“Harbert Discovery Co-Investment” and together with Harbert Discovery, the “Discovery Funds”), Harbert Discovery Co-Investment Fund I GP, LLC (“Harbert Discovery Co-Investment GP”), Harbert Fund Advisors, Inc. (“HFA”), Harbert Management Corporation (“HMC”), Jack Bryant (“Mr. Bryant”), Raymond Harbert (“Mr. Harbert”) and Kenan Lucas (“Mr. Lucas” and together with Harbert Discovery, Harbert Discovery GP, Harbert Discovery Co-Investment, Harbert Discovery Co-Investment GP, HFA, HMC and Messrs. Bryant and Harbert, the “Harbert Discovery Parties”) (collectively, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the shareholders of Enzo Biochem, Inc. (the “Company”) in connection with the annual meeting of shareholders of the Company (the “Annual Meeting”). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants in respect of the Annual Meeting, as they contain important information, including additional information related to the Participants, their nominees for election to the board of directors of the Company and the Annual Meeting. The definitive proxy statement and an accompanying proxy card will be furnished to some or all of the Company’s shareholders and are, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/ and are available upon request from the Participants’ proxy solicitor, Okapi Partners, by calling (888) 758-6707 (banks and brokers call collect (212) 297-0720).

Additional information about the Participants can be found on the Definitive Proxy Statement filed by the Participants on December 6, 2019.

About Harbert Discovery Fund (HDF)

HDF invests in a concentrated portfolio of publicly traded small capitalization companies in the US and Canada. We perform significant due diligence on each portfolio company prior to investing. In addition to researching all publicly available information and meeting with management, our diligence includes substantial primary research with industry experts, consultants, bankers, customers and competitors. We often spend months or years researching ideas before making an investment decision and we only invest in companies that we believe are significantly undervalued, and where there is the potential for change to enhance or accelerate value creation. In an effort to unlock this potential value, we seek to work directly with the boards and management teams of our portfolio companies privately and collaboratively, engaging with them on a range of factors including governance, board composition, corporate strategy, capital allocation, strategic alternatives and operations. We have effected positive, fundamental changes at our current and past investments through this behind-the-scenes, constructive approach. HDF currently has board representation at three of our portfolio companies. In each case, changes to the board were agreed upon privately and it is our strong preference in every investment to avoid the unnecessary distractions and costs of a public proxy campaign.

About Harbert Management Corporation (HMC)

HMC is an alternative asset management firm with approximately $7.0 billion in regulatory assets under management as of December 31, 2019. HMC currently sponsors nine distinct investment strategies with dedicated investment teams. Additional information about HMC can be found at www.harbert.net.

Contacts

Investor Contact

Okapi Partners LLC

Bruce Goldfarb / Chuck Garske / Jason Alexander, 212-297-0720

info@okapipartners.com

Media Contact

Sloane & Company

Dan Zacchei / Sarah Braunstein, 212-486-9500

dzacchei@sloanepr.com / sbraunstein@sloanepr.com